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                          SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C.  20549

                                     FORM 12b-25
                                                 Commission File Number 0-26682

                             NOTIFICATION OF LATE FILING

(Check One):  [ ] Form 10-K and Form 10-KSB    [  ] Form 11-K    [ ] Form 20-F
              [X] Form 10-Q and Form 10-QSB    [  ] Form N-SAR

For Period Ended:  September 30, 1996
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
[ ]  Transition Report on Form 10-K  and Form 10-KSB     [ ]   Transition Report on Form 10-Q  and Form 10-QSB
[ ]  Transition Report on Form 20-F                      [ ]   Transition Report on Form N-SAR
[ ]  Transition Report on Form 11-K


For the Transition Period Ended:
                                  --------------------------------------------

     READ ATTACHED INSTRUCTION SHEET BEFORE PREPARING FORM.  PLEASE PRINT OR
TYPE.

     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

     If the notification relates to a portion of the filing checked above, identify the Item(s) to which notification relates:
                                                     -------------------------

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                           PART I.  REGISTRANT INFORMATION

Full name of Registrant:        TECHNOLOGY FLAVORS & FRAGRANCES, INC.
                         -----------------------------------------------------

Former name if applicable:  N/A
                          ----------------------------------------------------

Address of principal executive office
  (STREET AND NUMBER):              10 Edison Street, East
                      --------------------------------------------------------

City, State and Zip Code:       Amityville, New York  11701
                         -----------------------------------------------------


                          PART II.  RULE 12b-25 (b) AND (c)

     If the subject report could not be filed without unreasonable effort or expense and the Registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box.)

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on Forms 10-K, 10-KSB, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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                                 PART III.  NARRATIVE

     State below in reasonable detail the reasons why Forms 10-K, 10-KSB, 11-K, 20-F, 10-Q, 10-QSB, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

     Technology Flavors & Fragrances, Inc. (the "Company") is not able to file its Form 10-QSB for the quarter ended September 30, 1996 without unreasonable effort or expense due to unforeseen difficulties encountered in completing its review of the Company's unaudited results of operations.


                             PART IV.  OTHER INFORMATION

     (1) Name and telephone number of person to contact in regard to this notification.

             Aimee B. Davis               (212)              702-5859
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               (Name)                   (Area code)     (Telephone number)

     (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                           [X]  Yes     [  ]  No

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?


                                                            [ ]  Yes     [X]  No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                     TECHNOLOGY FLAVORS & FRAGRANCES, INC.
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                 (Name of Registrant as specified in charter)


Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date:  November 14, 1996        By: /s/ Joseph A. Gemmo
                                   ------------------------------------------
                                   Joseph A. Gemmo
                                   Vice President and Chief Financial Officer



                                ATTENTION

Intentional misstatements or omissions of fact constitute Federal criminal violations (SEE 18 U.S.C. 1001).